Free Writing Prospectus Filed Pursuant to Rule 433
To Prospectus dated September 22, 2022
Preliminary Prospectus Supplement dated February 23, 2023
Registration Statement File No. 333-267564

RAYTHEON TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED FEBRUARY 23, 2023

$500,000,000 5.000% NOTES DUE 2026
$1,250,000,000 5.150% NOTES DUE 2033
$1,250,000,000 5.375% NOTES DUE 2053

Issuer:	Raytheon Technologies Corporation

Title:	5.000% Notes due 2026 (the “2026 Notes”) 5.150% Notes due 2033 (the “2033 Notes”) 5.375% Notes due 2053 (the “2053 Notes”)

Principal Amount:	$500,000,000 (2026 Notes) $1,250,000,000 (2033 Notes) $1,250,000,000 (2053 Notes)

Maturity Date:	February 27, 2026 (2026 Notes) February 27, 2033 (2033 Notes) February 27, 2053 (2053 Notes)

Coupon:	5.000% (2026 Notes) 5.150% (2033 Notes) 5.375% (2053 Notes)

Price to Public:	99.972% of face amount (2026 Notes) 99.706% of face amount (2033 Notes) 99.822% of face amount (2053 Notes)

Underwriting Discount:	0.300% (2026 Notes) 0.450% (2033 Notes) 0.875% (2053 Notes)

Yield to Maturity:	5.010% (2026 Notes) 5.188% (2033 Notes) 5.387% (2053 Notes)

Spread to Benchmark Treasury:	+60 basis points (2026 Notes) +130 basis points (2033 Notes) +150 basis points (2053 Notes)

Benchmark Treasury:	4.000% due February 15, 2026 (2026 Notes) 3.500% due February 15, 2033 (2033 Notes) 4.000% due November 15, 2052 (2053 Notes)

Benchmark Treasury Price and Yield:	98-27¾; 4.410% (2026 Notes) 96-26; 3.888% (2033 Notes) 101-31; 3.887% (2053 Notes)

Interest Payment Dates:	Semi-annually on February 27 and August 27, commencing August 27, 2023. Interest will accrue from February 27, 2023.

Day Count Convention:	30/360

Make-Whole Call:	+10 basis points (prior to January 27, 2026) (2026 Notes) +20 basis points (prior to November 27, 2032) (2033 Notes) +25 basis points (prior to August 27, 2052) (2053 Notes)

Par Call:
On or after January 27, 2026 (one month prior to the maturity date of the 2026 Notes)
(the “2026 Par Call Date”)
On or after November 27, 2032 (three months prior to the maturity date of the 2033 Notes)
(the “2033 Par Call Date”)
On or after August 27, 2052 (six months prior to the maturity date of the 2053 Notes)
(the “2053 Par Call Date”)

Proceeds, Before Expenses:	$499,860,000 (2026 Notes) $1,246,325,000 (2033 Notes) $1,247,775,000 (2053 Notes)

Trade Date:	February 23, 2023

Settlement Date:	February 27, 2023 (T+2)

CUSIP:	75513E CQ2 (2026 Notes)
75513E CR0 (2033 Notes)
75513E CS8 (2053 Notes)

ISIN:	US75513ECQ26 (2026 Notes)
US75513ECR09 (2033 Notes)
US75513ECS81 (2053 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	Baa1/A- (stable/negative)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
BofA Securities, Inc.
J.P. Morgan Securities LLC

Co-Managers:	ANZ Securities, Inc.
Bancroft Capital, LLC
Barclays Capital Inc.
BMO Capital Markets Corp.
BNY Mellon Capital Markets, LLC
CastleOak Securities, L.P.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
MFR Securities, Inc.
Mischler Financial Group, Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
R. Seelaus & Co., LLC
RBC Capital Markets, LLC
Riyad Bank
Samuel A. Ramirez & Company, Inc.
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Siebert Williams Shank & Co., LLC
UniCredit Capital Markets, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

* Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-267564). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526 and Morgan Stanley & Co. LLC at 1-866-718-1649.

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